UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2017

Everett SpinCo, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-38033	61-1800317
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 Hanover Street	94304
Palo Alto, California
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 687-5817

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information described below under “Item 2.03. Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant” is hereby incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Indenture

On March 27, 2017, Everett SpinCo, Inc. (the “ Company ” ) entered into an indenture (the “Base Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and a First Supplemental Indenture between the Company and the Trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) pursuant to which the Company issued $500 million aggregate principal amount of 2.875% Senior Notes due 2020 (the “2020 Notes”), $500 million aggregate principal amount of 4.250% Senior Notes due 2024 (the “2024 Notes”) and $500 million aggregate principal amount of 4.750% Senior Notes due 2027 (the “2027 Notes” and, together with the 2020 Notes and the 2024 Notes, the “Notes”). The Notes have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws and were offered only to qualified institutional buyers under Rule 144A under the Securities Act and outside the United States in compliance with Regulation S under the Securities Act.

The terms of the Notes are governed by the Indenture, which contains covenants that, among other things, limit the Company’s ability to create liens over its assets, enter into certain sale and leaseback transactions or enter into mergers, consolidations, or sell or assign, transfer, lease or convey all or substantially all of its properties and assets. The Indenture contains provisions for redemption of the Notes at the Company’s option and on a mandatory basis, each in specified circumstances. The Indenture also contains customary events of default.

The 2020 Notes will bear interest at the rate of 2.875% per annum, which is payable in cash on a semi-annual basis on March 27 and September 27 of each year, commencing on September 27, 2017. The 2024 Notes will bear interest at the rate of 4.250% per annum, which is payable in cash on a semi-annual basis on April 15 and October 15 of each year, commencing on October 15, 2017. The 2027 Notes will bear interest at the rate of 4.750% per annum, which is payable in cash on a semi-annual basis on April 15 and October 15 of each year, commencing on October 15, 2017.

The description above does not purport to be complete and is qualified in its entirety by the Indenture, which is filed as Exhibit 4.1 to this Current Report on Form 8- K and is incorporated by reference herein.

Registration Rights Agreement

In connection with the issuance of the Notes, the Company entered into a Registration Rights Agreement, dated March 27, 2017, by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Securities Americas Inc. and RBC Capital Markets, LLC, as representatives of the Initial Purchasers named therein (the “Registration Rights Agreement”), which provides the holders of the Notes certain rights relating to the registration of the Notes under the Securities Act. Pursuant to the Registration Rights Agreement, the Company has agreed to conduct a registered exchange offer for the Notes or, under certain circumstances, to file and cause to become effective a shelf registration statement providing for the resale of the Notes. If the Company fails to comply with certain obligations under the Registration Rights Agreement, it will be required to pay liquidated damages in the form of additional interest to holders of the Notes.

The description above does not purport to be complete and is qualified in its entirety by the Registration Rights Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01 Other Events

On March 27, 2017, the Company announced the closing of its previously announced offering of the Notes. The Company intends to use the net proceeds from this offering to fund a cash payment to Hewlett Packard Enterprise Company (“HPE”) in connection with the separation of the Company from HPE and subsequent merger with with Computer Sciences Corporation.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

4.1	Indenture, dated as of March 27, 2017, between the Company and U.S. Bank National Association, as trustee.

4.2	First Supplemental Indenture, dated as of March 27, 2017, between the Company and U.S. Bank National Association, as trustee.

4.3	Registration Rights Agreement, dated as of March 27, 2017, among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Securities Americas Inc. and RBC Capital Markets, LLC, as representatives of the Initial Purchasers named therein.

99.1	Press Release dated March 27, 2017, announcing the closing of the offering of the Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

March 27, 2017	EVERETT SPINCO, INC. (Registrant)

	By:	/s/ RISHI VARMA
Name: Rishi Varma
Title: President and Secretary